UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 20, 2019

KLA-TENCOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Technology Drive, Milpitas California 95035

(Address of principal executive offices, including zip code)

(408) 875-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into Material Definitive Agreement.

On March 20, 2019, KLA-Tencor Corporation (“KLA”) issued $800,000,000 aggregate principal amount of its 4.100% Senior Notes due 2029 (the “2029 Notes”) and $400,000,000 aggregate principal amount of its 5.000% Senior Notes due 2049 (the “2049 Notes” and, together with the 2029 Notes, the “Notes”) pursuant to an indenture, dated as of November 6, 2014 (the “Indenture”), between KLA and Wells Fargo Bank, National Association, as trustee. The Notes were issued and sold in a public offering pursuant to KLA’s registration statement on Form S-3ASR (File No. 333-222827) (the “Registration Statement”), including the prospectus contained therein, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a preliminary prospectus supplement dated March 13, 2019 and a related final prospectus supplement dated March 13, 2019.

The material terms of and conditions of the Notes are set forth in an Officer’s Certificate (the “Officer’s Certificate”).

The 2029 Notes bear interest at a rate of 4.100% per year and will mature on March 15, 2029. The 2049 Notes bear interest at a rate of 5.000% per year and will mature on March 15, 2049. Interest on the Notes is payable on March 15 and September 15 of each year, beginning on September 15, 2019.

KLA may redeem an applicable series of Notes, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes of such series matured on the applicable Par Call Date (as defined below) (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points for the 2029 Notes and 30 basis points for the 2049 Notes, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

In addition, KLA may redeem any Notes on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The Notes are unsecured and rank equally in right of payment with all of KLA’s other unsecured senior indebtedness.

“Par Call Date” means (i) December 15, 2028 with respect to any 2029 Notes (three months prior to the maturity date of the 2029 Notes) and (ii) September 15, 2048 with respect to any 2049 Notes (six months prior to the maturity date of the 2049 Notes).

In addition, KLA may be required to repurchase the Notes upon the occurrence of a change of control triggering event, as set forth in the Indenture.

The Indenture contains limited affirmative and negative covenants of KLA. The negative covenants restrict the ability of KLA and certain of its subsidiaries to incur liens on principal property (as defined in the Indenture); to engage in sale and lease-back transactions with respect to any principal property; and the ability of KLA to consolidate, merge or convey, transfer or lease all or substantially all of its properties and assets.

The Indenture contains customary events of default, following the occurrence and continuance of which, the trustee or the holders of not less than 25% in aggregate principal amount of such series of Notes then outstanding may declare the principal of such series of Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable.

KLA intends to use the net proceeds of the offering of the Notes to partially refinance its existing debt, including borrowings under its existing credit agreement, to repurchase shares and for general corporate purposes.

The foregoing description of certain terms of the Indenture, the Officer’s Certificate and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 to KLA’s Current Report on Form 8-K filed on November 7, 2014 and is incorporated herein by reference, and the Officer’s Certificate (including the form of the Notes included therein) which is filed with this report as Exhibits 4.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01 Other Events.

Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to KLA, has issued an opinion to KLA dated March 20, 2019 regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated November 6, 2014, by and between KLA-Tencor Corporation and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.1 to KLA-Tencor Corporation’s Current Report on Form 8-K as filed with the SEC on November 7, 2014

4.2	Form of Officer’s Certificate setting forth the terms of the Notes (with form of Notes attached)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

By:	/s/ Bren Higgins
Bren Higgins
Executive Vice President and Chief Financial Officer

Date: March 20, 2019